UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 1, 2006 (August 8, 2006)

Date of Report (Date of Earliest Event Reported)

DataLogic International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-30382	33-0755473
(State or other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

18301 Von Karman Ave, Suite 250

Irvine, California 92612

(Address of principal executive offices, including zip code)

(949) 260-0120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

DataLogic International, Inc., through it’s wholly owned subsidiary, DataLogic Consulting, Inc. (the “Company”) has received deposits totaling five hundred fifty thousand dollars ($550,000) into its bank account on terms and conditions that cannot be fully determined due to a failure to maintain an effective system of internal controls.  Some of the funds have been received from individuals who may be affiliated with the Company.  Two hundred thousand dollars ($200,000) was deposited into the Company’s account on August 8, 2006, one hundred fifty thousand dollars ($150,000) was deposited into the Company’s account on August 17, 2006, one hundred fifty thousand dollars ($150,000) was deposited into the Company’s account on August 18, 2006, and fifty thousand dollars ($50,000) was deposited into the Company’s account on August 21, 2006.  These funds may represent a debt or other financial obligation of the Company to repay these funds.  The Company is investigating this matter further with the assistance of its outside counsel, and will make further disclosures on this matter as additional facts are determined.

Item 8.01 Other Events.

The Company does not currently have sufficient funds to repay the deposits described above, if such deposits are determined to constitute a debt, or to make the payments on its other indebtedness that will become due in the next thirty (30) days.  Unless the Company raises additional funds in transactions outside the ordinary course of business, the Company may be unable to make payments on its indebtedness as they become due in the next thirty (30) days.  The potential default of the Company under its secured and unsecured indebtedness and potential insolvency of the Company could have a material adverse effect on the business and financial condition of the Company, and on the market value of the Company’s shares.

The Company’s failure to maintain an effective system of internal controls and to timely disclose material items as required under the Securities Exchange Act of 1934, as amended, could give rise to potential regulatory and/or shareholder actions, which could have a material adverse effect on the business and financial condition of the Company, and on the market value of the Company’s shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATALOGIC INTERNATIONAL, INC. A Delaware corporation

By:	/s/ Keith C. Moore
Keith C. Moore
Chief Executive Officer

Date: September 1, 2006

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